Exhibit 107

Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)

Sculptor Capital Management, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$543,766,209(1)(2)(3)	0.0001102	$59,923.04(4)
Fees Previously Paid	-		-
Total Transaction Valuation	$543,766,209
Total Fees Due for Filing			$59,923.04
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$59,923.04

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 23, 2023, by and among Sculptor Capital Management, Inc. (the “Company”), Sculptor Capital LP (“Capital LP”), Sculptor Capital Advisors LP (“Advisors LP”), Sculptor Capital Advisors II LP (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Rithm Capital Corp., Calder Sub, Inc., Calder Sub I, LP, Calder Sub II, LP and Calder Sub III, LP.

(1)
Title of each class of securities to which transaction applies: (a) Class A Common Stock, par value $0.01 per share, of the Company (“Class A Common Stock”) and (b) (i) Class A common units of the Operating Partnerships (“LP Class A Units”) and (ii) Class A-1 common units of the Operating Partnerships (“LP Class A-1 Units” and, together with the LP Class A Units, the “LP Class A / A-1 Units”).

(2)	Aggregate number of securities to which transaction applies:

a.
As of the close of business on August 14, 2023 (the “Determination Time”), the maximum number of shares of Class A Common Stock to which this transaction applies is estimated to be 35,072,389, which consists of:

i.	24,996,767 issued and outstanding shares of Class A Common Stock;

ii.
915,804 shares of Class A Common Stock underlying the outstanding awards of performance-based restricted stock units and performance-based restricted shares that are vested or that would vest pursuant to their terms if the Determination Time were the Effective Time (“Vested Company Performance Awards”);

iii.	3,721,856 shares of Class A Common Stock underlying the outstanding awards of service-based restricted stock units (“Company RSU Awards”);

iv.	1,099,947 shares of Class A Common Stock underlying the outstanding awards of service-based restricted shares (“Company Restricted Stock Awards”); and

v.	4,338,015 shares of Class A Common Stock issuable upon exercise of the Company Warrants.

b.	As of the Determination Time, the maximum number of LP Class A / A-1 Units to which this transaction applies is estimated to be 24,270,471, which consists of:

i.
15,025,994 issued and outstanding LP Class A Units that are vested or that would vest pursuant to the terms of the limited partnership agreements of the Operating Partnerships (“LPAs”) and any applicable awards if the Determination Time were the Effective Time; and

ii.	9,244,477 issued and outstanding LP Class A-1 Units that are vested or that would vest pursuant to the terms of the LPAs and any applicable awards if the Determination Time were the Effective Time.

(3)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the Determination Time, the underlying value of the transaction was calculated as the sum of:

a.	the product of 24,996,767 shares of Class A Common Stock multiplied by $11.15 (the “Public Merger Consideration”);

b.	the product of 915,804 shares of Class A Common Stock underlying the Vested Company Performance Awards multiplied by the Public Merger Consideration;

c.	the product of 3,721,856 shares of Class A Common Stock underlying the Company RSU Awards multiplied by the Public Merger Consideration;

d.	the product of 1,099,947 shares of Class A Common Stock underlying the Company Restricted Stock Awards multiplied by the Public Merger Consideration;

e.
$33,710,255 (which is the aggregate Black-Scholes Value of the unexercised portions of the Company Warrants, assuming the holders of Company Warrants elect the Black-Scholes Value payment in respect thereof); and

f.	$167,367,690 (which is the assumed aggregate amount payable by the Operating Partnerships in respect of the LP Class A / A-1 Units) (such sum of (a) through (f), the “Total Consideration”).

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001102.